Microsoft® | Volume Licensing

Independent Software Vendor Royalty License and Distribution Agreement

ISV Royalty Agreement Number Microsoft affiliate to complete	4711561	Previous ISV Royalty Agreement number (if applicable) Partner to complete

This Microsoft Independent Software Vendor Royalty License and Distribution Agreement is entered into between the parties who sign below.

This agreement consists of (1) this cover page, (2) the contact information page, (3) the attached terms and conditions, (4) any enrollment entered into under this agreement (5) the product list, (6) the price list, (7) the Microsoft license terms, (8) contact and other information regarding master copies and payment remittance. Items (5) through (8) above are made a part of this agreement in their form on the effective date of this agreement. We may change these forms from time to time during the term of this agreement. At your request, we will provide you with copies of the most current forms. In addition, you may view the forms on the World Wide Web at a password-protected website we identify to you.

Effective date. The effective date of this agreement will be either the effective date of the first enrollment or the date we sign this agreement, whichever is earlier.

By signing below, the parties agree to be bound by the terms of this agreement.

Company	Contracting Microsoft affiliate
Name of entity *

FutureIT LTD.	Microsoft Ireland Operations Limited

Signature *	Signature

Printed name *	Printed name
OMER NIRHOD
Printed title *	Printed title
PRESIDENT
Signature date *	Signature date
1/2/2006	(date Microsoft affiliate countersigns)

Effective date
* indicates required field	(may be different than our signature date)

Attachments:

☐	Credit Check Form (if customer is new)
☐	Check List (required)

Please return 2 SIGNED ORIGINALS of this agreement to the Microsoft affiliate.

Microsoft ISV Royalty License and Distribution v3.1 Agreement (EMEA) (English) September 1, 2005	Cover page	Page 1 of 15

Contact information. Each party will notify the other in writing if this information changes. The * indicates required fields. We may disclose contact information as necessary to administer this agreement.

Primary contact information: The company signing on the cover page must identify an individual from inside its organization to serve as the primary contact. This contact is the default online administrator for this agreement. This contact will receive all notices unless you provide us written notice of a change. The online administrator may appoint other administrators and grant others access to online information.

Company
Name of entity * FutureIT LTD.		Contact name * Last Zahavi First Nimrod
Street address * 4 Ha’melacha Street		Contact email address (required for online access) * nimrodz@futureit.co.il
City * LOD	Postal code * 71520	Phone * 972-8-9258038
Country * ISRAEL		Fax * 972-8-9258010

Notices and online access contact information: Complete this only if you want to designate a different notices and online contact. This contact will become the default online administrator for this agreement and will receive all notices. This contact may appoint other administrators and grant others access to online information.

Notices and online access contact
Name of entity		Contact name Last First
Street address		Contact email address (required for online access) *

City	Postal code	Phone

Country		Fax

Microsoft ISV Royalty License and Distribution v3.1 Agreement (EMEA) (English) September 1, 2005	Contact information	Page 2 of 15

Terms and Conditions

Definitions. “You” and “your” means the company or entity that has signed this agreement and any of your affiliates. “We”, “us,” “our” and “Microsoft” means the Microsoft company that has signed this agreement and any of our affiliates. The “parties” refers to both you and us, and the term “party” may be used to refer to you or us individually. In addition, the following definitions apply:

“affiliate” means any legal entity that owns, is owned or is commonly owned by or with a party. Own means holding or controlling greater than 50% of the shares, interests or assets of a legal entity.

“embedded maintenance” means, for any underlying licensed product for which it is distributed, the end user’s right to upgrade to and run the latest version of that product that you make available during the covered period.

“end user” means your customer that directly or indirectly acquires from you a unified solution for its own use and not with the intent to resell or redistribute it.

“enrolled affiliate” means, an entity, either you or any one of your affiliates, that has entered into an enrollment under this agreement.

“enrollment” means the document that an enrolled affiliate submits to identify the licensed products used in the unified solution

“integrated”, “to integrate”, or “integration” means including one or more licensed products along with your software (and any third party software) comprising the unified solution, either: copied onto physical media (for example, CD-ROM) that are labeled and packaged as your unified solution; or pre-installed by you on a computer system for distribution to an end user as part of your unified solution.

“licensed products” means our computer software programs and any other items listed on the Product List on the effective date of this agreement or subsequently added to the Product List. Distinct version numbers identify distinct licensed product.

“master copy” means a copy of a licensed product and any related software documentation that Microsoft has released for retail distribution on physical media

“Microsoft license terms” means the Microsoft end user product use right terms for each licensed product.

“software documentation” means any end user documents included with the master copy of a licensed product.

“taxes” means, individually and collectively, any income, property, franchise, gross receipts, goods and services, excise, sales, use, value added and transaction taxes, or any other taxes that are similar in nature to the taxes mentioned in this section. Taxes also include any duties, fees, tariffs, or other governmental charges or expenses.

“unified solution” means the software product that you license to end users which: includes one or more licensed products, adds significant and primary functionality to the licensed product(s), and may include software that you acquire from third parties.

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1.        Products, prices and master copies.

a.

Product List. We publish a Product List to name the licensed products available under the program. The available licensed products may vary from region to region. The Product List also includes product specific conditions or limitations for using the licensed products. From time to time licensed products may be added to or removed from the Product List.

You may exercise the rights we grant you in this agreement for any licensed products added to the Product List and the Price List. You must stop exercising rights for any product we withdraw from the Product and Price Lists because of an intellectual property infringement claim against us or in accordance with a court or other governmental order. We will give you written notice if we withdraw a licensed product for these reasons. Unless we withdraw a product for these reasons, you may continue to exercise your rights for licensed products that we remove from the Product List. The conditions and limitations in the last Product and Price Lists it appeared on will apply for the duration of the agreement. We will make available to you new versions of the Product List when it is revised.

b.

Pricing and Price List. The Price List states the royalty prices for the licensed products that you must pay to us. The list prices do not include any applicable taxes. We may change our price for a licensed product from time to time. We may add prices to the Price List for any licensed products added to the Product List. We will make available to you new versions of the Price List when it is revised.

All royalties accrue when you distribute the licensed product to the end user. Royalty prices for each licensed product will be version specific.

c.

Master copies. You may acquire up to ten master copies of any licensed product through Microsoft Worldwide Fulfillment. You may only use the master copies for the purpose of copying the licensed products for integrating and distributing your unified solution. We will provide you with contact and other information for Microsoft Worldwide Fulfillment.

d.

Enrollment. You must submit an enrollment for each unified solution you intend to distribute under this agreement. The enrollment specifies all of the software applications, including the licensed products, which will be included in the unified solution. In addition, the enrollment provides a way for any of your affiliates to be billed directly by us for licensed products they may distribute. Each enrollment must be approved by us before licensed products may be distributed.

2.

License grant. If you comply with this agreement, you have the rights below. The rights we grant you in this agreement are not exclusive. This agreement only gives you some rights to embed, reproduce and redistribute the licensed products.

a.

Reproduction and integration. The licensed products must be fully integrated with the unified solution. You may not disable any features of the licensed product’s functionality, but you may configure it in accordance with its software documentation. The quality of any reproduced copy of the licensed product must be equal to the quality of the master copy of the licensed product. You must meet or exceed commercially reasonable standards for media and reproduction quality for the media you use. You will be responsible for the actions and omissions of any third parties authorized by you to reproduce the licensed products as if they were your employees.

b.

Distribution. You may sublicense to end users use of the licensed products as part of your unified solution. You may directly a indirectly distribute the licensed products to end users in object code form only. You may choose to distribute the licensed products indirectly through a third party only under the following conditions:

•	any sublicense to the end user must come from you;

•	the third party must comply with the terms of this agreement;

•	the third party must sign an agreement with you that it will not take any action that would

i.	separate the licensed products from the unified solution or

ii.	invalidate the sublicense between you and the end user; and

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•	you will indemnify us for any breach of your agreement with the third party that relates to our licensed products.

c.

Software documentation. You may distribute the software documentation (or any modification, adaptation, translation or derivative work of the software documentation) if you include all relevant Microsoft copyrights, notices and trademarks. If you choose to modify, adapt, translate or create derivative works of the software documentation,

	•	you must ensure that it is technically accurate;

	•	you will be responsible for any inaccuracies or omissions, whether committed by your employees or any third parties acting on your behalf; and

	•	you may not modify, adapt, translate or otherwise create derivative works of any “*.HLP” files for use on the Internet.

You may also deliver print versions of the electronic software documentation that you create. You must obtain our written approval if you wish to distribute any software documentation as part of a publication for sale separate from the unified solution. At our request, you will allow us to review a copy of all derivative works of the software documentation created by you to verify the accuracy of those works. Our right to review, or our actual review, will not in any way limit your responsibility for the accuracy or any other aspect of those works (including copying or delivery by any third parties authorized by you).

d.	End user license agreements. When sublicensing the licensed products you must enter into an end user license agreement with the end user. The following must be included in the agreement.

	•	Disclaimers, to the maximum extent permitted by applicable law, of

i.	all warranties by Microsoft and

ii.	any liability of Microsoft for any damages, whether direct, indirect, incidental or consequential, as a result of the use or installation of a licensed product.

	•	Requirements that are at least as protective as the applicable Microsoft license terms for each licensed product.

We will make available to you the Microsoft license terms for the licensed products. You must incorporate any Microsoft license terms you use in the end user license agreement for the unified solution. For any jurisdictions that you distribute the unified solution to:

	•	you must adapt and translate the provisions of the end user license agreement for the licensed products if required: and

	•	you must write and present the end user license agreement to make all of the provisions applicable to the licensed products as fully effective and binding as is permitted under those local laws.

We may amend the Microsoft license terms for a particular licensed product during the term of an enrollment under this agreement. You will not be required to incorporate the amended terms in your end user license agreement unless that the change was made due to an intellectual property infringement claim against us or in accordance with a court or other governmental order.

We will give you written notice if we withdraw a product for these reasons. You must enforce the provisions of the end user license agreement that apply to the licensed products as vigorously as you enforce the provisions that apply to your own software and at least in a commercially reasonable manner.

e.

Royalty free use of the licensed products. In the following cases, you (or any third parties working on your behalf as allowed in this agreement) may distribute the unified solution without paying us a royalty for use of the licensed product.

•

Demonstration copies used to display to potential end users the utility of the unified solution, if at all times the demonstration copies remain in the control and possession of your employees (or third parties authorized by you).

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•	Trial copies used by potential end users to evaluate the utility of the unified solution, if

i.	the trial copies are not used for more than 120 days;

ii.

you ensure that at the end of the trial period all copies of the licensed products are no longer being used by the end user and are either (A) removed from the end user’s computer system or (B) are otherwise made unusable after the end of the trial period; and

iii.	these restrictions are included in the end user license agreement for the trial copies.

	•	Any licensed products that we provide on a royalty free basis.

Certain licensed products may not be distributed as evaluation copies. In other instances, we make special versions of a licensed product available for use in evaluation copies. You must keep accurate records of each copy used or distributed. For trial copies, you must also keep the following information regarding each end user.

	•	the name of the entity who received the copies;

	•	the number of copies distributed; and

	•	the geographic location where each copy is placed in use.

f.	Key-locking systems. If an end user only wants to use your software applications and not the licensed products included in the unified solution, you will not owe us a royalty so long as:

	•	using state-of-the-art technical means (e.g. key-locking technology), you make the licensed products unusable or inaccessible by any party using the unified solution;

	•	you remain fully responsible for any unauthorized use of the licensed products distributed pursuant to this section;

	•	you promptly inform us of any known or suspected unauthorized use;

	•	when you enable the end user to use the licensed products, you pay us the royalty amount for each licensed product; and

	•	you provide us the reporting information required in Section 5 below for each copy distributed.

g.	Affiliates. You must identify each of your affiliates on an enrollment before you can assign any rights to them under this agreement. In addition, the following restrictions apply:

	•	If your affiliates wish to exercise rights under this agreement, they must remain your affiliates at all times;

	•	You may not assign any rights under this agreement to affiliates located in Vietnam; and

	•	You will at all times remain legally responsible and indemnify us for each affiliate’s violation of any terms of this agreement.

h.	Embedded maintenance. Embedded maintenance coverage for end users is one year. You may distribute embedded maintenance coverage to end users only:

	•	when you distribute a unified solution to end users; or

	•	as a renewal of coverage from you without lapse in coverage.

You may offer embedded maintenance only on licensed products that are part of the unified solution that you distribute to end users.

When this agreement expires or terminates under section 5 (d) (ii) or expires, you may continue using or distributing a licensed product for one year only to meet your embedded maintenance commitments to end users. We must have added that licensed product to the Product List before termination or expiration.

i.	Other limitations. The rights granted in this Section 2 are subject to the following limitations.

•

You must not grant any end users the right to use the licensed products in any application or situation where any failure of the licensed products could lead directly to death, personal injury, or severe physical or environmental damage. Examples include using the licensed products for controlling the operation of:

Microsoft ISV Royalty License and Distribution v3.1 Agreement (EMEA) (English) September 1, 2005	Terms and conditions	Page 6 of 15

i.	equipment in any nuclear facilities,

ii.	aircraft navigation, communications or flight control systems,

iii.	air traffic control systems,

iv.	mass transit systems,

v.	medical equipment (but only in equipment with an FDA classification of 2 or 3, or an equivalent classification), or

vi.	weapons systems.

•

Unless granted in this agreement, you and your end users have no copyright interests in the licensed products. You must include the following acknowledgment in the credit screen and documentation of any unified solution: “© Copyright [state year for applicable licensed product], Microsoft Corporation. All rights reserved.”

	•	You may not rent, lease, lend, or provide commercial hosting services with, the licensed products.

	•	This agreement does not grant you the right to use the licensed products for your internal business purposes.

	•	You may not reverse engineer, decompile or disassemble any licensed product.

	•	You may sublicense the licensed products separately from the unified solution only to customers that need additional rights as part of a previous deployment of the unified solution.

	•	You may not distribute the licensed products by internet downloads.

	•	You must use the best commercially available tests for detecting virus infections in all of your production processes to ensure that every licensed product is distributed without viruses.

•

You may not distribute or sublicense any version of a licensed product more than 18 months after we add the next version of to the Price List. (For example, if 2002 is the next version after 2000, you may distribute version 2000 up to 18 months after version 2002 is added to the Price List.)

j.	Reservation of rights. The licensed products are licensed, not sold. We reserve all rights not expressly granted in this agreement.

3.	Other obligations.

a.

The licensed products are complex computer software. Performance may vary depending upon what hardware platform they are installed on, the interactions with other software applications and each licensed product’s configuration. The licensed products are neither fault tolerant nor free from errors, conflicts, interruptions or other imperfections. You alone must determine that a licensed product meets the level of quality and performance necessary for use in your unified solution. Prior to distributing the unified solution, you must

	•	conduct testing that, at a minimum, includes failure mode and effects analysis on computer systems on which it may be installed:

	•	implement all methods that are necessary to prevent injury or loss arising from failure of a licensed product in connection with predictable uses of any unified solution; and

	•	provide all necessary notices or warnings to end users and others who may be affected by use of a unified solution.

b.	You must have or obtain a minimum of five prepaid support incidents for the licensed products used in the unified solution. You may do this in one of the following ways:

	•	achieve and maintain “Certified” or “Gold” level status in the Microsoft Partner Program at all times during this agreement; or

	•	purchase support from

i.	the Microsoft Professional Support program; or

ii.	a third party support services provider.

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If either Microsoft program is replaced, equivalent obligations will apply to any subsequent program.

4.

End user support. You alone are responsible for providing technical support for the unified solution (including the licensed products) to end users. You must inform end users of this fact. Any support from us for questions or issues that arise as part of your support of the unified solution must be obtained under a separate support services agreement.

5.	Reporting and payment.

a.

Reporting. Within 15 days after the end of each calendar month, you must submit royalty and distribution reports for each enrollment under this agreement. We will provide you with the form of the report you must use. At a minimum, each report must include the following information:

	•	the quantity of each licensed product distributed;

	•	the royalties accrued; and

	•	the country in which the end user is located.

You must submit a report even if you have not distributed any licensed products or no royalties are due for that period. We may terminate any enrollment if you report no distribution for 6 consecutive calendar months under that enrollment. We may terminate this agreement if you report no distribution for 6 consecutive calendar months for all enrollments under this agreement.

b.	Royalty credits for end user returns. A royalty credit may accrue if an end user returns a licensed product and you accept it and report it to us. To qualify for a credit:

	•	you must have reported a royalty owed for the returned licensed products on a previous royalty and distribution report;

	•	the end user license agreement must terminate and the end user must return or destroy the copies of the licensed products within 60 days of distribution to the end user;

	•	you must report the return in the royalty and distribution report in the month in which that return occurred; and

	•	you must report,

i.	the total number of all licensed products returned (expressed as a negative number),

ii.	the royalties that previously accrued in connection with the licensed products returned and

iii.	the country in which the end user is located.

If you do not comply with these terms, the returned licensed products will not qualify for a royalty credit.

We will apply any accrued royalty credit to reduce a future invoice amount under this agreement. You may not withhold any royalty credit from any payments you owe us under this or any other agreement. If this agreement terminates with a royalty credit owed to you, at our option we will either refund the credit to you or apply the royalty credit to an invoice under an agreement that succeeds this one. We may revise our credit adjustment process from time to time.

c.

Payments. After we have received your monthly report, we will issue you an invoice that includes all accrued monthly royalties owed net of any accrued royalty credits. We will invoice you at the prices specified in the then current Price List. Payment is due 30 days after the date of the invoice by either bank wire transfer or any other method we currently allow.

You must comply with any changes to our method of settlement if we give you 60 days notice. One day before initiating the bank wire transfer, you must send the following information by either facsimile or electronic mail:

	•	your company name;

	•	date of wire transfer;

	•	amount of wire transfer; and

	•	any other information we may reasonably request.

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If necessary, we will make available to you additional bank wire transfer, payment, and remittance information. We may assess a finance charge at the maximum allowable legal rate on all amounts that are past due.

d.	Minimum commitment.

•

Generally. You must pay us a minimum of Ten Thousand U.S. Dollars (US$10,000.00) or its equivalent in Euros on the effective date in royalties for licensed products during the term of this agreement. You must pay this minimum commitment even if we terminate this agreement for cause.

	•	Early termination. We will reduce the minimum commitment to Five Thousand U.S. Dollars (US$5,000.00) or its equivalent in Euros on the effective date if you:

i.	terminate this agreement 12 months after the effective date;

ii.	are not in breach of the terms of this agreement; and

iii.	give us 30 days written notice prior to the termination date.

•

Additional minimum commitment upon extension. You must pay us a minimum of an additional Five Thousand U.S. Dollars (US$5,000.00) or its equivalent in Euros on the effective date in royalties for licensed products if we extend this agreement under Section 8 below.

•

No license rights created. We will invoice you for the difference between what you have paid and what you owe us under this Section 5d when this agreement expires or is terminated. You will not have any rights to use or sublicense any licensed products when you pay the invoice issued under this Section 5d.

6.	Warranty and indemnity obligations.

a.	The warranty and indemnity provisions of this agreement apply to the maximum extent permitted by applicable law. Microsoft.

•

No warranty. The licensed products, any master copy, and any software documentation are provided “AS IS” without warranty of any kind. You will bear the entire risk of satisfactory quality, performance, accuracy, and effort for the licensed products. To the extent permitted under applicable law, we exclude for ourselves, our affiliates and our suppliers all warranties of any kind, including:

i.	warranties of title, non-infringement, merchantability and fitness for a particular purpose;

ii.	any implied warranty arising from course of dealing or usage of trade;

iii.	any common-law duties relating to accuracy or lack of negligence with respect to the licensed products, any master copy, and any software documentation; or

iv.	any warranty that the licensed products will operate properly in connection with the unified solution or on any end user system(s).

If applicable law gives you any implied warranties, guarantees or conditions despite this exclusion, your remedies will be limited by Section 7 of this agreement to the maximum extent permissible.

•

Defense of infringement and misappropriation claims. We will defend you against and pay any resulting final judgments (or settlements that we consent to), for any claims made by unaffiliated third parties that any licensed product:

i.	infringes its copyright;

ii.	infringes its trademark rights;

iii.	infringes any patent(s); or

iv.	misappropriates any trade secret

in the geographical boundaries of those countries in which we distribute or market that licensed product.

Our obligations under this subsection are subject to all of the following conditions.

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i.	You must notify us promptly in writing of the claim.

ii.	You must give us sole control over its defense or settlement.

iii.	You agree to provide us with reasonable assistance in defending the claim (and we will reimburse you for reasonable out of pocket expenses that you incur in providing that assistance).

iv.	Under this agreement, the terms “misappropriation” and “trade secret” mean

	a)	for claims governed by the laws of the United States, as they are defined in the Uniform Trade Secrets Act;

b)

for claims governed by the laws of any jurisdiction other than the United States, “misappropriation” will mean intentionally unlawful use and “trade secret” will mean “undisclosed information”, as specified in Article 39.2 of the TRIPs agreement.

Our obligations under this subsection will not apply under the following circumstances, and you will reimburse us for any costs or damages we incur as a result of these actions.

i.	We will not be liable for any copyright, trademark, or patent infringement or trade secret misappropriation claim to the extent that such claim is based on your, your affiliate’s or any end user’s

	a)	copying, distribution or use of any licensed product after we notify you to discontinue copying, distributing or using it due to such a claim;

	b)	combining the licensed product with non-Microsoft products, programs or data;

	c)	altering the product; or

	d)	acquiring a trade secret

š	through improper means,

š	under circumstances giving rise to a duty to maintain its secrecy or limit its use, or

š	from a person (other than us or our affiliate) who owed to the claimant a duty to maintain the secrecy or limit the use of the trade secret.

We may, at our option and subject to your additional obligations specified below, choose to take the following actions.

i.	If we receive information concerning an infringement claim related to a licensed product, we may, at our expense and without obligation to do so, either

	a)	procure for you the copyright, trademark or patent right(s) to continue to copy, use and distribute the allegedly infringing licensed product, or

	b)	replace or modify the licensed product or trademark to make it non-infringing.

ii.	You and your affiliates must stop copying, using and distributing the allegedly infringing product or use of the allegedly infringing trademark immediately when you receive notice from us.

iii.

If, as a result of an infringement claim, your use, copying or distribution of a licensed product is enjoined by a court of competent jurisdiction, we will use commercially reasonable efforts to, at our option,

	a)	procure the right to continue its use,

	b)	replace it with a functional equivalent,

	c)	modify it to make it non-infringing (including disabling the challenged functionality), or

	d)	refund the amount you paid us for the licensed product.

iv.

You must notify us promptly in writing if any other type of third party claim is brought against you or your affiliate regarding our intellectual property. If you agree to provide reasonable assistance in the defense of such claim, we may, at our option, choose to treat these claims as being covered by this section.

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b.	You.

	•	No representations. You and any third party you grant rights under this agreement must not make any representation or warranty about any licensed product to any end user on our behalf.

	•	Indemnity. You must defend, indemnify and hold us harmless from any claim arising as a result of:

		i.	your improper installation of a licensed product;

		ii.	any software virus introduced by you to the unified solution;

		iii.	any claim by an end user regarding its use or inability to use a unified solution if such claim would not have occurred solely from use of the licensed product;

		iv.	any claim by a third party that the unified solution infringes any proprietary right of that third party if such claim would not have occurred solely from use of the licensed product;

		v.	your acts and omissions in connection with this agreement, and

vi.

from and against all damages, costs, and expenses, including reasonable attorneys’ fees, resulting from your continued distribution of an allegedly infringing product after we provide you with notice to stop.

7.	Limitation and exclusions of liability.

a.	Liability limits. There may be situations where you have a right to claim damages or payment from us. Whatever the legal basis for your claim:

	•	we will only be responsible for direct damages that are a result of a final judgment by a court of competent jurisdiction or settlement that we consent to;

	•	our total liability will be limited to the amount you have paid us for the licensed products that are the subject of the claim;

•

for any particular claim, our liability will be limited to the total royalties you have paid us for the licensed product, that is the subject of the claim, distributed to end users in the jurisdiction where the claim is made; and

•

in the case of royalty free licensed products or software code that we allow you to distribute under this agreement, our total liability will be limited to Five Thousand U.S. Dollars (US $5,000.00), or its equivalent in local currency.

The limitations contained in this paragraph will not apply

	•	to the costs of defending any claim we are obligated, or agree, to defend under this agreement, and

	•	to any breach of our confidentiality obligations under this agreement.

Defense costs include attorney’s fees, out of pocket expenses and similar types of costs but not final judgments or settlements.

b.	No liability for indirect damages. Neither party nor any of its affiliates or suppliers will be liable for any indirect damages, including

	•	economic, punitive, consequential, special or incidental damages,

	•	damages for

		i.	loss of profits or revenues,

		ii.	business interruption, or

		iii.	loss of business information, privacy or security, or

		iv.	any other kind of indirect damages.

This exclusion of liability applies even if the possibility for such damages was known or foreseeable. This exclusion of liability does not apply to either party’s confidentiality obligations in Section 12f or for either party’s intellectual property rights

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Agreement (EMEA) (English) September 1, 2005

c.

Application relative to applicable law. The liability limitations and exclusions in this agreement apply to the maximum extent permitted by applicable law regardless of the principle that the claim is based on, whether it is

	•	breach of contract,

	•	tort (including negligence),

	•	strict liability,

	•	statute,

	•	breach of warranties, or

	•	any other legal theory.

d.	Release. By signing this agreement, you release us from all obligations, liability, claims or demands that exceed the limitations specified in this section.

8.	Term and termination.

a.

Initial term and extension. The term of this agreement is two years from the effective date, unless terminated earlier. Any enrollments under this agreement terminate with this agreement. We will provide you with 60 days prior written notice of expiration of the initial term. You may have the option to extend this agreement or any enrollments under it for one term of 12 calendar months provided (i) there are no changes to the price of our licensed products or (ii) there is no change to this ISV program. Each enrollment must be individually extended separately from the agreement.

b.	Early termination. You may voluntarily terminate this agreement or any enrollments. Both parties may terminate this agreement or any enrollments

	•	to protect their intellectual property rights

	•	if the other party breaches any terms of the agreement,

	•	as expressed elsewhere in this agreement, or

	•	if required by a valid judicial or governmental order.

A party terminating this agreement must give the other party 30 calendar days written notice. The other party must be given an opportunity to cure before a termination for breach will become effective. The following terminations are effective upon notice (or as soon as permitted by applicable law):

	•	the breach is not curable within 30 days; or

	•	if the other party becomes

		i.	insolvent,

		ii.	voluntarily or involuntarily enters bankruptcy, reorganization, composition or other similar proceedings under applicable laws;

		iii.	admits in writing its inability to pay debts, or

		iv.	makes or attempts to make an assignment for the benefit of creditors.

When this agreement terminates, you must immediately stop exercising any rights granted under this agreement and any enrollments, except as specified in section 2 (h). You also must immediately pay us any amounts due to us. If an enrollment terminates, you may continue to exercise the rights permitted under this agreement. However, you must immediately stop exercising any rights granted under the terminated enrollment. You must also immediately pay us any amounts due under the terminated enrollment. When an affiliate ceases to be your affiliate, you must immediately notify us of the change in status and the affiliate must immediately stop exercising any rights permitted by this agreement. If the affiliate is an enrolled affiliate, all enrollments they entered into will terminate immediately.

c.

Effect on previously licensed end users. End users who have previously received licensed products prior to the expiration or termination of this agreement will continue to enjoy the rights they have received.

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d.	Survival. Sections of this agreement that, by their terms, require performance after the termination or expiration of this agreement will survive, including sections 5, 6, 7, 8, 9, 10, 11 and 12.

9.

Verifying compliance. You must keep thorough records relating to any rights you exercise under this agreement. We may review the records, at our expense, from the effective date and up to two years after the agreement expires. We may use an independent accountant from a nationally recognized firm to perform our review. Any review will be conducted during normal business hours and in a way that interferes with your operations as little as possible. You will immediately correct any deficiencies in reporting or payment we find during our review. If we find a reporting or payment shortage of 5% or more, you will reimburse us for the expenses we incurred conducting the review. In addition, you will pay 125% of the per unit royalty price for each licensed product that was not paid for. Unless we find a reporting or payment shortage of 5% or greater, we may conduct a review only once every 12 months. We may use the records only to verify your compliance with the agreement and for no other purpose. Exercising our rights under this section will not waive any other rights we have to enforce this agreement or protect our intellectual property rights.

10.	Intellectual property.

a.

Notices. You must not remove any copyright, trademark or patent notices contained in or on a licensed product. You must include our copyright notice on any labels or documentation (including online documentation) for your products that include the licensed products. You have no right under this agreement to use any Microsoft logos in any manner whatsoever. Whenever a licensed product is first referenced in any written or visual communication, you must use the appropriate trademark, licensed product descriptor and trademark symbol (either “™” or “®”), and clearly indicate our (or our suppliers’) ownership of trademark(s). For information on Microsoft trademarks, including a listing of current trademarks, see http://www.microsoft.com/trademarks/t-mark/names.htm/. You must not undertake any action that will interfere with or diminish our (or our suppliers’) right, title and/or interest in our or suppliers’ trademark(s) or trade name(s). At our request, you must provide us with samples of all of your written or visual materials that use a licensed product name. The unified solution may not use any associated name, trademark or service mark that includes all or part of any Microsoft marks or any term that is confusingly similar to our marks. You may not package or promote he unified solution in a manner that imitates any portion of the licensed product’s packaging or trade dress without our written approval.

b.

Anti-piracy. You must not engage in the manufacture, use distribution or transfer of counterfeit, pirated or illegal software. You may not distribute or transfer licensed products to any party that you know is engaged in these activities. You must report to us any suspected counterfeiting, piracy or other intellectual property infringement in computer programs, manuals, marketing materials or other materials owned by us, our affiliates and/or our licensors as soon as you become aware of it. You will cooperate with us in the investigation of any party suspected of these activities.

11.	Compliance with laws.

a.

Export restrictions. The software is subject to U.S. export laws and regulations. You must comply with all domestic and international export laws and regulations that apply to the licensed products. These laws include restrictions on destinations, end users and end use. For additional information, see http://www.microsoft.com/exporting/. You represent that neither you nor any third party you give rights to under this agreement has had export privileges suspended, revoked or denied by a U.S. government agency.

b.

Government approvals. You must exercise your rights under this agreement with all necessary government approvals. You also must comply with all applicable laws and regulations. You may not import, distribute or license any of the licensed products in any country or territory where it is illegal to do so.

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c.	Taxes.

•

Liability for taxes. We are not liable for any of the taxes you must pay by law. You are responsible for and must pay all taxes due to your use, purchase or distribution of the licensed products. You must indemnify, defend and hold us harmless from any taxes (including sales or use taxes you pay us), claims, and costs (including, legal fees).

•

Billing and collection. The amount(s) to be paid by you for the licensed products will not include any foreign, U.S., state, local, city, or other government taxes, duties, levies, fees, excises or tariffs, for royalty payments. However, you must pay any value added, sales or use taxes or like taxes you may owe and which may be collected by us under tax laws. We will not collect taxes if you provide us with documentation of your valid tax exempt status.

•

Withholding by foreign tax authorities. If foreign tax authorities determine any taxes must be withheld from your payments to us, you may deduct such taxes from the amount you owe us and pay them to the taxing authority. But you must promptly secure and deliver a valid receipt to us for any such taxes withheld or other documents we need to claim a U.S. Foreign Tax Credit. You must make certain that any taxes withheld are minimized to the extent possible under applicable law.

• Tax treatment. This tax section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement regardless of any other section of this Agreement.

12.	General.

a.

Entire agreement. This agreement supersedes any prior or concurrent communications about its terms and conditions. The end user license agreement that accompanies the licensed products is superseded by the terms of this agreement. Any general terms and conditions you have in a purchase order or other documents do not apply. This agreement can be changed only by an amendment signed by both parties or as explained in this agreement.

b.

Notices to us. Notices, authorizations, and requests given or made in connection with this agreement must be sent by post, express courier, facsimile, or email to the addresses and numbers indicated. Notices will be deemed delivered on the date shown on the postal return receipt or on the courier, facsimile or email confirmation of delivery.

Notices to Microsoft should be sent to:	Copies should be sent to:
Microsoft Ireland Operations Limited Atrium Building Block B Carmenhall Road Sandyford Industrial Estate Dublin 18 Ireland	Microsoft EMEA HQ Law and Corporate Affairs Coeur Défense Tour B La Défense 4 100, Esplanade du Général de Gaulle 92932 Paris La Défense Cedex France

c.

Assignment. You may assign or transfer this agreement (or your rights or obligations under it) only with our prior written consent or as explained in this agreement. This requirement applies to assignments or transfers that result by operation of law in addition to voluntary transfers. We may deny any assignments or transfers if we have a legitimate business reason for doing so. We may transfer our rights and obligations under this agreement to one of our affiliates without your consent. Any assignment or transfer that violates this section is void.

d.

Dispute resolution. If we bring an action to enforce this agreement (including any other agreement incorporating these terms), we will bring it in the jurisdiction where the party that signed this agreement has its headquarters. If you bring an action to enforce this agreement entered into with any affiliate of ours located outside of Europe, you will bring it in the State of Washington, USA. If you bring an action to enforce this agreement entered into with any affiliate of ours located in Europe, you will bring it in the Republic of Ireland. This choice of jurisdiction does not prevent either party from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.

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e.

Applicable law. The terms of any license agreement entered into with any affiliate of ours located outside of Europe will be governed by and construed in accordance with the laws of the State of Washington and federal laws of the United States. The terms of any license agreement entered into with any affiliate of ours located in Europe will be governed by and construed in accordance with the laws of the Republic of Ireland. The 1980 United Nations Convention on Contracts for the International Sale of Goods and its related instruments will not apply to this agreement or other agreement incorporating these terms entered into with any affiliate of ours under this agreement.

f.	Confidentiality. Confidential information includes any non-public information

	•	that either party designates in writing as proprietary or confidential,

	•	that under the circumstances of its disclosure ought to be treated as proprietary or confidential,

	•	about either party’s products, marketing and promotions, or

	•	about the terms of our agreements and any related negotiations.

Neither party will disclose or make use of the other’s confidential information without written approval. Either party may use the other’s confidential information to further this business relationship or to exercise their rights under the agreement. Either party may disclose the other’s confidential information to any third party who:

	•	has a need to know such information in order to assist in carrying out this agreement; and

	•	agrees to be bound by the terms of this section.

A party may disclose the other’s confidential information if required by law. The owner must be given enough notice prior to disclosure to allow enough time to meaningfully contest the order.

g.

Relationship between the parties. Neither the agreement as a whole nor any specific term or condition will be interpreted as creating a partnership, joint venture, agency, or franchise relationship between the parties.

h.

English language governs. The parties intended for this agreement to be written in English. In addition, any notices required or provided under this agreement will be written or communicated in English. In the event of any conflict between the English version of the agreement or any notices and a translation, the English version will prevail.

i.	Waiver. Any waiver of rights under this agreement must be made in writing by the waiving party. Any waiver of a specific right will not act as a general waiver of rights under this agreement.

j.

Dispute resolution. If we bring an action to enforce this agreement, we will bring it in the jurisdiction where your contracting affiliate has its headquarters. If you bring an action to enforce an agreement entered into with any affiliate of ours located outside of Europe, you will bring it in the State of Washington. If you bring an action to enforce an agreement entered into with any affiliate of ours located in Europe, you will bring it in Ireland. This choice of jurisdiction does not prevent either party from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.

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